news release Fourth Quarter and Full Year 2007 Results
Contacts:
Investors - James M. Gruskin
800/497-6329
Media - Tyler D. Gronbach
919/297-1541

R.H. DONNELLEY DELIVERS STRONG 2007 RESULTS
AND EXCEEDS FREE CASH FLOW GUIDANCE

•	Grows Ad Sales in Fourth Quarter

•	Generates Operating Cash Flow of $692 Million

•	Revises 2008 Outlook to Reflect Softer Economy

•	Decides Not to Initiate Dividend

CARY, N.C., February 28, 2008 -- R.H. Donnelley Corporation (NYSE: RHD), one of the nation's leading Yellow Pages and online local commercial search companies, today reported full year 2007 adjusted free cash flow of approximately $617 million based on cash flow from operations of $692 million, capital expenditures of $77 million and $2 million of adjustments related to Business.com. Full year advertising sales, pro forma for the impact of Business.com operations for the entire period, were $2,743 million, up 0.4 percent from pro forma advertising sales for the same period in the prior year. Net revenue for 2007 was $2,680 million. EBITDA for the full year was $1,368 million after $39 million of FAS 123 R expense and approximately $35 million of purchase accounting and related expenses. Net income and EPS for the same period were $47 million and $0.65 per share, respectively. Net income includes approximately $29 million of one-time costs related to the refinancing completed in the fourth quarter and the write-down of an intangible asset due to the recent rebranding of our print products in the Embarq territory. As of December 31, 2007, RHD’s net debt outstanding was $10,130 million, including the purchase accounting fair value adjustment of $104 million.

“We made significant progress addressing our strategic priorities in 2007,” said David C. Swanson, chairman and CEO of R.H. Donnelley. “We aggressively invested in key areas to improve our value proposition both to consumers and advertisers. We extended the Dex market brand across our footprint and now present a single identity in the markets we serve. In addition, we significantly advanced both our diversification in terms of online sales through our Triple Play solutions and the Business.com ad network, as well as our technology capabilities through the acquired Business.com team. These initiatives will help us to maintain our market leadership position in local search.”

Swanson continued, “Though we are pleased with our 2007 accomplishments, weaker economic conditions than originally anticipated have created a more difficult selling environment. As a result, we have lowered our outlook for 2008. Furthermore, given the recent decline in the share price and the near-term economic outlook, we have decided not to initiate a dividend in order to apply all cash flow towards debt repayment. I am confident that we remain well positioned for growth once we move past the current cyclical challenges.”

Jake Winebaum, founder of Business.com will be stepping down from his day to day role as President of RHD interactive (RHDi) to spend more time with his family. Brian Barnum, COO and CFO of Business.com and RHDi, will assume day to day responsibility until we determine a permanent replacement. Jake will serve as a strategic advisor to the Company and will sit on the RHDi advisory board.

Outlook
The Company is updating its full year 2008 guidance. Revised guidance is summarized below:
•	Ad sales decline in the mid single digits.
•	Net revenue of between $2.6 billion and $2.7 billion.
•
Adjusted EBITDA of between $1.35 billion and $1.40 billion before FAS 123 R expense and other compensation expense related to the Business.com acquisition, and operating income of between $820 million and $870 million.

•	Adjusted free cash flow of between $525 million and $575 million and operating cash flow of between $585 million and $635 million.
•	Net debt at year end of between $9.5 billion and $9.6 billion, excluding the fair value adjustment of $0.1 billion.
•	Weighted average fully diluted shares outstanding during 2008 of approximately 70 million.

See Schedule 6 for a reconciliation of the foregoing non-GAAP measures to the most comparable GAAP measures.

Further important information regarding operating results and related reconciliations of non-GAAP financial measures to the most comparable GAAP measures can be found in the schedules and related footnotes of this press release, which should be thoroughly reviewed. Advertising sales is a statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period. It is important to distinguish advertising sales from net revenue, which is recognized under the deferral and amortization method.

Fourth Quarter and Full Year Conference Call
R.H. Donnelley will host a conference call to discuss its fourth quarter and full year 2007 results today at 10:00 a.m. (ET). The call can be accessed by dialing 888-387-9606 (domestic) or 517-645-6055 (international). The pass code for the call is "RHD". Please dial in to the call by 9:50 a.m. (ET) to ensure a prompt start time. The call will also be available through a Web cast, which can be accessed by visiting our Web site at www.rhd.com, clicking on "Investor Relations" and following the instructions provided. Those unable to participate at the scheduled time may access a recorded replay by dialing 866-411-8824 (domestic) or 203-369-0662 (international). The recording will be available through March 13, 2008. There is no pass code for the replay. In addition, an archived version of the Web cast will be available on RHD’s Web site for up to one year from the date of the call.

Helping Local Businesses Reach More Customers
R.H. Donnelley's interactive offerings are essential to its Triple Play™ solution suite -- an integrated set of products and services that efficiently and effectively extend the marketing reach of local businesses. Spanning multiple media platforms -- print Yellow Pages directories, DexKnows.com™ search site and the major search engines (e.g. Yahoo!® and Google®) via the Company's Dex Search Marketing® tools -- Triple Play delivers the advertisements of local businesses to a wider set of ready-to-buy consumers.

About R.H. Donnelley
R.H. Donnelley connects businesses and consumers through its portfolio of print and interactive marketing solutions. Small- and medium-sized businesses look to R.H. Donnelley's experienced team of marketing consultants to help them grow their companies and drive sales leads. Consumers depend on the Company's reliable, local business content to deliver the most relevant search results when they are seeking local goods and services. For more information, visit www.rhd.com and DexKnows.com.

Safe Harbor Provision
Certain statements contained in this press release regarding RHD’s future operating results or performance or business plans or prospects and any other statements not constituting historical fact are “forward-looking statements” subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words “believe,” “expect,” “anticipate,” “intend,” “should,” “will,” “planned,” “estimated,” “potential,” “goal,” “outlook” and similar expressions, as they relate to RHD or its management, have been used to identify such forward-looking statements. All forward-looking statements reflect only RHD’s current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to RHD. Accordingly, the statements are subject to significant risks, uncertainties and contingencies, which could cause RHD’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by, these statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (1) the risk that the legacy Dex and RHD businesses will not continue to be integrated successfully; (2) the risk that the expected strategic advantages and remaining cost savings from the Dex Media merger may not be fully realized or may take longer to realize than expected; (3) disruption from the Dex Media merger making it more difficult to maintain relationships with customers, employees or suppliers; and (4) general economic conditions and consumer sentiment in our markets. Additional factors that could cause RHD’s results to differ materially from those described in the forward-looking statements are described in detail in RHD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 in Item 1A “Risk Factors” as well as RHD’s other periodic filings with the SEC that are available on the SEC’s website at www.sec.gov.

(See attached tables)

R.H. DONNELLEY CORPORATION	Schedule 1
INDEX OF SCHEDULES

Schedule 1:	Index of Schedules

Schedule 2:	Unaudited Condensed Consolidated Statements of Operations for the three months ended December 31, 2007 and 2006 and Adjusted Statement of Operations for the three months ended December 31, 2006

Schedule 3:	Unaudited Condensed Consolidated Statements of Operations for the years ended December 31, 2007 and 2006 and Pro Forma Adjusted Statement of Operations for the year ended December 31, 2006

Schedule 4:	Unaudited Condensed Consolidated Balance Sheets at December 31, 2007 and 2006

Schedule 5:	Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended December 31, 2007 and 2006 and years ended December 31, 2007 and 2006

Schedule 6:	Reconciliation of Non-GAAP Measures

Schedule 7:	Statistical Measures - Advertising Sales

Schedule 8:	Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND ADJUSTED STATEMENT OF OPERATIONS
Schedule 2

Amounts in millions, except (loss) earnings per share

	Three Months Ended December 31,

	2007 Reported	2006 Reported	2006 Adjustments (3)		2006 Adjusted
Net revenue (1)	$680.8	$619.8	$47.3	(4)	$667.1
Expenses (1)	341.1	342.6	(21.7)	(4)	320.9
Depreciation and amortization (12)	139.3	90.4	-		90.4
Operating income	200.4	186.8	69.0		255.8
Non-operating income	1.8	-	-		-
Interest expense, net	(229.2)	(207.4)	(2.4)	(5)	(209.8)
Pre-tax (loss) income	(27.0)	(20.6)	66.6		46.0
Tax benefit (provision)	14.9	(30.2)	12.8	(6)	(17.4)
Net (loss) income	$(12.1)	$(50.8)	$79.4		$28.6

(Loss) earnings per share (EPS):
Basic	$(0.17)	$(0.72)			$0.41
Diluted	$(0.17)	$(0.72)			$0.40

Shares used in computing EPS:
Basic	70.9	70.3	-		70.3
Diluted	70.9	70.3	1.4	(8)	71.7

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
PRO FORMA ADJUSTED STATEMENT OF OPERATIONS
Schedule 3

Amounts in millions, except earnings (loss) per share

	Years Ended December 31,

	2007 Reported	2006 Reported	2006 Adjustments (3)		2006 Pro Forma Adjusted
Net revenue (1)	$2,680.3	$1,899.3	$789.2	(4)	$2,688.5
Expenses (1)	1,312.2	1,132.9	108.8	(4)	1,241.7
Depreciation and amortization (12)	463.1	323.6	20.5	(5)	344.1
Operating income	905.0	442.8	659.9		1,102.7
Non-operating income	1.8	-	-		-
Interest expense, net	(830.9)	(765.0)	(79.2)	(5)	(844.2)
Pre-tax income (loss)	75.9	(322.2)	580.7		258.5
Tax (provision) benefit	(29.0)	84.5	(182.7)	(6)	(98.2)
Net income (loss)	46.9	(237.7)	398.0		160.3
Gain on repurchase of Preferred Stock	-	(31.2)	31.2	(7)	-
Preferred dividend	-	2.0	(2.0)	(7)	-
Income (loss) available to common shareholders	$46.9	$(208.5)	$368.8		$160.3

Earnings (loss) per share (EPS): (2)
Basic	$0.66	$(3.14)			$2.30
Diluted	$0.65	$(3.14)			$2.24

Shares used in computing EPS: (2)
Basic	70.9	66.4	3.1	(7), (8)	69.5
Diluted	72.0	66.4	5.1	(7), (8)	71.5

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION		Schedule 4
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in millions
	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$46.1	$156.2
Accounts receivable, net	1,063.5	1,048.3
Deferred directory costs	183.7	211.8
Other current assets	173.9	115.9
Total current assets	1,467.2	1,532.2

Fixed assets and computer software, net	187.7	159.4
Intangible assets, net	11,170.5	11,478.0
Other non-current assets	139.4	141.6
Goodwill	3,124.3	2,836.3
Total Assets	$16,089.1	$16,147.5

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$230.7	$169.5
Accrued interest	198.8	179.4
Deferred directory revenue	1,172.0	1,197.8
Short-term deferred income taxes, net	-	79.9
Current portion of long-term debt	177.2	382.6
Total current liabilities	1,778.7	2,009.2

Long-term debt	9,998.5	10,020.5
Deferred income taxes, net	2,288.4	2,099.1
Other non-current liabilities	200.8	197.9
Total liabilities	14,266.4	14,326.7

Shareholders’ equity	1,822.7	1,820.8

Total Liabilities and Shareholders' Equity	$16,089.1	$16,147.5

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Schedule 5
Amounts in millions

	Three months ended December 31,		Years ended December 31,
Operating activities:	2007	2006	2007	2006
Net income (loss)	$(12.1)	$(50.8)	$46.9	$(237.7)
Depreciation and amortization	139.3	90.4	463.1	323.6
Deferred income taxes	(21.7)	29.5	8.7	(85.2)
Changes in working capital	70.5	109.1	59.6	684.8
Other	45.5	23.7	113.5	82.8
Net cash provided by operating activities	221.5	201.9	691.8	768.3

Investment activities:
Additions to fixed assets and computer software	(15.6)	(36.7)	(77.4)	(78.5)
Acquisitions, net of cash received	(0.2)	-	(329.1)	(1,901.5)
Equity investment	-	-	(2.5)	-
Net cash used in investing activities	(15.8)	(36.7)	(409.0)	(1,980.0)

Financing activities:
(Decrease) increase in checks not yet presented for payment	(5.7)	10.4	(7.7)	7.1
Proceeds from issuance of debt, net of costs	2,561.8	-	2,885.5	2,514.4
Repurchase of redeemable convertible preferred stock and redemption of preferred stock purchase rights	-	-	-	(336.8)
Credit facilities repayments and note repurchases	(2,510.7)	(154.7)	(3,073.0)	(869.0)
Call premium	(71.7)	-	(71.7)	-
Revolver repayments	(215.3)	(268.1)	(781.4)	(869.0)
Borrowings under the Revolver	151.9	295.5	722.6	934.9
Repurchase of common stock	(89.6)	-	(89.6)	-
Proceeds from the issuance of common stock	-	-	9.0	-
Repurchase of warrants	-	(53.1)	-	(53.1)
Proceeds from option exercises	0.7	8.0	13.4	31.6

Net cash (used in) provided by financing activities	(178.6)	(162.0)	(392.9)	1,360.1

Increase (decrease) in cash and cash equivalents	27.1	3.2	(110.1)	148.4

Cash and cash equivalents, beginning of period	19.0	153.0	156.2	7.8

Cash and cash equivalents, end of period	$46.1	$156.2	$46.1	$156.2

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION	Schedule 6a
RECONCILIATION OF NON-GAAP MEASURES

(unaudited)

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006

Reconciliation of net income (loss) - GAAP to EBITDA, adjusted EBITDA and pro forma adjusted EBITDA (9)

Net income (loss) - GAAP	$(12.1)	$(50.8)	$46.9	$(237.7)
Plus tax provision (benefit)	(14.9)	30.2	29.0	(84.5)
Plus interest expense, net	229.2	207.4	830.9	765.0
Less non-operating income	(1.8)	-	(1.8)	-
Plus depreciation and amortization	139.3	90.4	463.1	323.6
EBITDA	$339.7	277.2	$1,368.1	766.4

Plus net revenue from directories that published prior to the Dex Media transaction that would have been recognized during the period absent purchase accounting adjustments required under GAAP.	-	47.3	-	789.2

Less expenses on Qwest directories that published prior to the Dex Media transaction that would have been recognized during the period absent purchase accounting required under GAAP, net of amortized deferred cost uplift on Dex and AT&T sales contracts as of their respective acquisition dates, plus professional fees associated with the Dex Media transaction paid for by Dex Media and other compensation.	1.0	21.7	28.9	(108.8)

Purchase accounting adjustments related to bad debt expense previously charged to goodwill related to Qwest directories acquired in the Dex Media transaction and other compensation expense related to the Business.com Acquisition.	2.4	-	6.5	-

Adjusted EBITDA including SFAS No. 123 R non-cash compensation expense		346.2

Pro forma adjusted EBITDA including SFAS No. 123 R non-cash compensation expense				1,446.8

Plus SFAS No. 123 R non-cash compensation expense	9.0	7.7	39.0	43.3

Adjusted EBITDA		$353.9

Pro forma adjusted EBITDA				$1,490.1

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION	Schedule 6b
RECONCILIATION OF NON-GAAP MEASURES (cont'd)
(unaudited)

Amounts in millions

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006

Reconciliation of cash flow from operations - GAAP to
adjusted free cash flow and pro forma adjusted free cash flow

Cash flow from operations - GAAP	$221.5	$201.9	$691.8	$768.3
Add: Dex Media cash flow from operations for January 2006 - GAAP	-	-	-	39.7
Add: Professional fees related to the Dex Media Merger paid for by Dex Media	-	-	-	7.5
Add: Other compensation expense associated with the Business.com Acquisition	1.6	-	2.4	-
Adjusted cash flow from operations	223.1	201.9	694.2
Pro forma adjusted cash flow from operations				815.5
Less: Additions to fixed assets and computer software - GAAP	15.6	36.7	77.4	78.5
Less: Dex Media additions to fixed assets and computer software for January 2006 - GAAP	-	-	-	1.1

Adjusted free cash flow	$207.5	$165.2	$616.8
Pro forma adjusted free cash flow				$735.9

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006

Reconciliation of interest expense - GAAP to adjusted interest expense and pro forma adjusted interest expense (5)

Interest expense - GAAP	$229.2	$207.4	$830.9	$765.0
Plus: Incremental interest expense as if the Dex Media transaction occurred on January 1, 2006	-	-	-	52.8
Plus: Fair value adjustment due to purchase accounting	68.9	2.4	92.1	26.4
Less: Tender and redemption premium payments and write-off of deferred financing costs	(88.5)	-	(88.5)	-

Adjusted interest expense	$209.6	$209.8	$834.5
Pro forma adjusted interest expense				$844.2

	As of	As of
	December 31, 2007	December 31, 2006

Reconciliation of debt - GAAP to net debt - GAAP and net debt - excluding fair value adjustment (10)

Debt - GAAP	$10,175.7	$10,403.1
Less: Cash and cash equivalents	(46.1)	(156.2)
Net debt - GAAP	10,129.6	10,246.9

Less: Fair value adjustment due to purchase accounting	(103.8)	(195.9)
Net debt - excluding fair value adjustment	$10,025.8	$10,051.0

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION	Schedule 6c
RECONCILIATION OF NON-GAAP MEASURES (cont'd)
(unaudited)

For purposes of reconciling non-GAAP measures used in our Full Year 2008 Outlook to their most comparable GAAP measures, we have utilized the midpoint of the range of those respective Outlook measures disclosed in the press release. This should not be interpreted to suggest that any such midpoint is more likely than any other amount within the specified range.

Full Year 2008
Amounts in millions	Outlook
Reconciliation of adjusted EBITDA excluding SFAS No. 123 R outlook to operating income - GAAP outlook

Adjusted EBITDA excluding SFAS No. 123 R non-cash compensation expense outlook	$1,375
Less: Depreciation and amortization	(490)
Less: SFAS No. 123 R non-cash compensation expense and amounts related to former BDC restricted stock awards	(40)
Operating income - GAAP outlook	$845

Full Year 2008
Amounts in millions	Outlook
Reconciliation of cash flow from operations - GAAP outlook to adjusted free cash flow outlook

Cash flow from operations - GAAP outlook	$610
Less: Additions to fixed assets and computer software	(65)
Plus: Other compensation expense associated with the Business.com Acquisition	5
Adjusted free cash flow outlook	$550

Full Year 2008
Amounts in billions	Outlook
Reconciliation of net debt - GAAP outlook to net debt - excluding fair value adjustment outlook

Net debt - GAAP outlook	$9.6
Less: Fair value adjustment due to purchase accounting	(0.1)
Net debt - excluding fair value adjustment outlook	$9.5

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION	Schedule 7
STATISTICAL MEASURES
CALCULATION OF ADVERTISING SALES PERCENTAGE CHANGE OVER PRIOR YEAR PERIOD
(unaudited)

Amounts in millions, except percentages

	Year Ended	Three Months Ended
	December 31	December 31	September 30	June 30	March 31

2007 Pro forma advertising sales (11)	$2,743.4	$700.3	$541.6

2007 Advertising sales (11)				$729.0	$747.3

2006 Advertising sales disclosed in 2006 Form 10-K and Form 10-Q's	2,648.2	682.6	533.9	724.7	707.0

Pro forma adjustments related to Business.com Acquisition	30.9	9.2	7.3	-	-

Adjustments primarily related to changes in publication dates	53.7	4.0	5.7	3.0	42.0

2006 Pro forma advertising sales	$2,732.8	$695.8	$546.9

2006 Advertising sales				$727.7	$749.0

Pro forma advertising sales percentage change over prior year period	0.4%	0.7%	(1.0%)

Advertising sales percentage change over prior year period				0.2%	(0.2%)

See accompanying Notes to Unaudited Condensed Consolidated Financial Statements and Non-GAAP Measures - Schedule 8.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION Schedule 8
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NON-GAAP MEASURES

(1)
Revenue with respect to print advertising, and Internet-based advertising products that are bundled with print advertising, is recognized under the deferral and amortization method, whereby revenue is initially deferred when a directory is published and recognized ratably over the directory’s life, which is typically 12 months. Revenue with respect to Internet-based services that are not bundled with print advertising, such as SEM and SEO services, is recognized as delivered or fulfilled.

Certain prior period amounts included in the consolidated statements of operations have been reclassified to conform to the current period’s presentation. Beginning in 2007, we began classifying customer claims adjustments to sales allowance, which is netted against gross revenue to determine net revenue. In prior periods, these adjustments were included in bad debt expense. Accordingly, we have reclassified net revenue and bad debt expense for the three months ended and year ended December 31, 2006 by $0.9 million and $3.4 million, respectively, to conform to the current period’s presentation. These reclassifications had no impact on operating income or net income for the years ended December 31, 2007 and 2006.

(2)
On a reported basis, for the periods when preferred stock was outstanding, basic EPS was calculated under the “two-class” method that requires loss available to common shareholders, after deducting preferred dividends and the gain on repurchase of Preferred Stock, to be allocated between the common and preferred shareholders based on the respective rights to receive dividends. Basic EPS is then calculated by dividing loss available to common shareholders by the weighted average number of shares outstanding. Diluted EPS is calculated by dividing loss available to common shareholders by the weighted average common shares outstanding plus potentially dilutive common stock equivalents. In periods that result in a net loss, the net loss is not allocated between common and preferred shareholders since the preferred shareholders do not have a contractual obligation to share in any loss.

(3)
As a result of the Dex Media and AT&T (formerly known as SBC) transactions and the related financing and associated purchase accounting, management believes that the 2007 and 2006 results reported in accordance with GAAP are not comparable and our 2006 results are not indicative of our underlying operating and financial performance. Accordingly, management is presenting certain non-GAAP financial measures in addition to results reported in accordance with GAAP in order to better communicate underlying operational and financial performance in each period. Management urges you to read the schedules and the footnotes carefully to better understand the limitations of using these figures for any analysis.

Adjusted and pro forma adjusted results for 2006 reflect the combination of RHD with Dex Media as if the transaction had been consummated at the beginning of 2006 and reflect certain other adjustments described below, including adjustments to exclude the effects of purchase accounting related to the Dex Media and AT&T transactions and professional fees associated with the Dex Media transaction incurred by Dex Media in January 2006. In addition, pro forma adjusted results include interest and depreciation and amortization expenses as if the Dex Media transaction occurred on January 1, 2006 and eliminates the interest benefit resulting from the amortization of the fair value adjustment to Dex Media's debt balance described in footnote 5. Adjusted and pro forma adjusted results do not necessarily reflect what the underlying operational or financial performance of RHD would have been had the Dex Media transaction been consummated at the beginning of 2006.

Adjusted and pro forma adjusted results for 2006 assume that the appropriate pro rata portion of the revenues and direct costs of directories acquired from Dex Media ("Qwest" directories) that published prior to the transaction were recognized during the period pursuant to the deferral and amortization method. As a result of purchase accounting, these pre-acquisition revenues and expenses are not included in 2006 reported GAAP results. Additionally, the cost uplift reported under GAAP to eliminate profit on sales contracts completed before the transaction date for Qwest and AT&T directories that were not yet published at the transaction date has been excluded from adjusted and pro forma adjusted results. See Schedules 2 and 3 for details of adjustments to the 2006 reported GAAP results.

(4)
Adjustments for the three months and year ended December 31, 2006 include revenue and expenses for Qwest directories acquired that published prior to the Dex Media transaction date and that would have been recognized during the period absent purchase accounting adjustments required under GAAP. Additionally, the cost uplift reported under GAAP to eliminate profit on sales contracts completed before the transaction date for directories not yet published at the transaction date has also been removed. Adjustments to reported GAAP expenses also exclude professional fees associated with the Dex Media transaction incurred by Dex Media in January 2006.

(5)
As a result of purchase accounting, RHD was required to adjust the carrying value of Dex Media’s debt at January 31, 2006 to its fair value. Adjusted and pro forma adjusted interest expense eliminates the interest benefit resulting from the amortization of the fair value adjustment to Dex Media's debt. Adjusted interest expense for the three months ended and year ended December 31, 2007 excludes tender and redemption premium payments of $71.7 million and write-off of deferred financing costs of $16.8 million related to the refinancing transactions that occurred during the fourth quarter of 2007. Interest expense is presented on a pro forma adjusted basis reflecting the incremental debt RHD incurred as if the Dex Media transaction occurred on January 1, 2006. Pro forma adjusted depreciation and amortization reflects the amortization of intangible assets acquired as if the Dex Media transaction occurred on January 1, 2006.

(6)	Represents the tax effect of adjustments.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.

R.H. DONNELLEY CORPORATION	Schedule 8 (cont'd)
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS AND NON-GAAP MEASURES

(7)
Pro forma adjusted results for the year ended December 31, 2006 assume the remaining Preferred Stock was completely converted to Common Stock at the beginning of the period and therefore the preferred dividend and the gain on the repurchase of Preferred Stock is excluded.

(8)
On an adjusted and pro forma adjusted basis in 2006, basic and diluted EPS are calculated as net income divided by the weighted average basic and diluted shares outstanding for the period and on a pro forma adjusted basis, assumes the Dex Media transaction was consummated on January 1, 2006. Pursuant to the Dex Media Merger Agreement, each issued and outstanding share of Dex Media common stock as of January 31, 2006 was converted into the right to receive $12.30 in cash and 0.24154 of a share of RHD common stock. As of January 31, 2006, 151,309,850 shares of Dex Media common stock were issued and outstanding, which resulted in the issuance of 36,547,381 shares of RHD common stock. Adjusted and pro forma adjusted basic and diluted EPS for 2006 does not necessarily reflect what the underlying operational or financial performance of RHD would have been had the Dex Media transaction been consummated at the beginning of 2006.

(9)
EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents adjusted earnings before interest, taxes, depreciation and amortization. Pro forma adjusted EBITDA represents pro forma adjusted earnings before interest, taxes, depreciation and amortization. EBITDA, adjusted EBITDA and pro forma adjusted EBITDA are not measurements of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. In addition, EBITDA may not be comparable to similarly titled measures of other companies. EBITDA for the three months ended December 31, 2007 and 2006 includes charges of $9.0 million and $7.7 million, respectively, for stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment ("SFAS No. 123 (R)"). EBITDA for the years ended December 31, 2007 and 2006 includes charges of $39.0 million and $43.3 million, respectively, for stock-based compensation in accordance with SFAS No. 123 (R). As a result of purchase accounting required by GAAP, we recorded the deferred directory costs related to Qwest directories that were scheduled to publish subsequent to the Dex Media Merger at their fair value, determined as (a) the estimated billable value of the published directory less (b) the expected costs to complete the directories, plus (c) a normal profit margin. We refer to this purchase accounting entry as “cost uplift.” Net income - GAAP and EBITDA for the three months and year ended December 31, 2007 includes approximately $1.0 million and $28.9 million, respectively, of cost uplift associated with the Dex Media transaction and approximately $2.4 million and $3.2 million, respectively, of other compensation expense related to the Business.com Acquisition, not all of which has been paid in cash during the respective periods. EBITDA for the year ended December 31, 2007 also excludes recoveries and other purchase accounting adjustments related to bad debt expense previously charged to goodwill of $3.3 million, related to Qwest directories acquired in the Dex Media transaction.

(10)
Net debt - GAAP represents total debt less cash and cash equivalents on the respective date. Net debt - excluding fair value adjustments represents net debt - GAAP adjusted to remove the remaining fair value purchase accounting adjustment of Dex Media’s debt noted in footnote 5 above. The unamortized fair value adjustment at December 31, 2007 is $103.8 million.

(11)
Advertising sales is a statistical measure and consists of sales of advertising in print directories distributed during the period and Internet-based products and services with respect to which such advertising first appeared publicly during the period. It is important to distinguish advertising sales from net revenue, which is recognized under the deferral and amortization method. 2007 pro forma advertising sales assumes the Business.com Acquisition occurred on January 1, 2007.

(12)
Depreciation and amortization for the three months ended and year ended December 31, 2007 include an impairment charge of $20.0 million associated with the tradenames acquired in the Embarq Acquisition. This impairment charge resulted from a change in our branding strategy to utilize a new Dex market brand for all of our print and online products across our entire footprint and discontinued use of the tradenames acquired in the Embarq Acquisition.

Note: These schedules are preliminary and subject to change pending the Company's filing of its Form 10-K.